Exhibit 99.2

Cephalon Offer for Arana now unconditional

Cephalon has a relevant interest in 50.38% of Arana shares

20 May 2009 — Cephalon International Holdings, Inc. (Cephalon)(1) announced today that its Offer for shares in Arana Therapeutics Limited (Arana) is now unconditional.  Cephalon now has a relevant interest in 50.38% of Arana’s issued shares and has declared the Offer free from all outstanding conditions.

As a result, under the previously announced accelerated payment terms, accepting Arana shareholders who have already accepted the Offer will be sent their cash consideration within 5 business days, while those who accept after today’s date will be sent their cash consideration within 5 business days after Cephalon receives their valid acceptance.

Cephalon’s Chairman and CEO, Frank Baldino Jr., Ph.D., said, “We are pleased to have achieved a controlling interest in Arana.  We have declared the Offer unconditional and can now put cash in shareholders’ hands.  I urge remaining shareholders to accept the Offer given its compelling premium and the increase in the Offer Price by $0.05 that will result if we acquire over 90% during the Offer period.”

Cephalon announced last week that its Offer Price is final and will not be increased.(2)

Cephalon is offering $1.40 per Arana Share. Under the terms of Cephalon’s Offer, the amount of the Arana Special Dividend of 5 cents per Arana Share will be set off against the Offer Price, meaning accepting Arana shareholders will receive cash consideration of $1.35 per Arana Share from Cephalon.  If Cephalon obtains a relevant interest in 90% of Arana Shares during the Offer period, accepting Arana shareholders will receive cash consideration of $1.40 per Arana Share from Cephalon.

The Offer has been unanimously recommended by Arana directors(3) and Arana’s two independent directors have already accepted for their Arana shares.

The Offer is open for acceptances until 7.00pm (Sydney time) on 1 June 2009, its scheduled close, unless extended.

Ends

(1)  Cephalon International Holdings, Inc. is a wholly owned subsidiary of Cephalon, Inc.

(2)  This no increase statement does not apply to the previously announced increase to $1.45 per Arana Share that will be made if Cephalon obtains a relevant interest in 90% of Arana Shares during the Offer Period.

(3)  In the absence of a superior proposal.

Arana shareholders should call the Offer Information Line on 1300 652 884 (within Australia) or +61 2 8986 9328 (outside Australia) if they require more information.

For more media and investor information, please call:

United States

Media:	Investor Relations:
Sheryl Williams	Chip Merritt
+1 610-738-6493 (office)	+1 610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

Australia

Media:
Andrew Stokes	Lauren Thompson
+61 416 967 038	+61 438 954 729
andrew.stokes@fdthirdperson.com.au	lauren.thompson@fdthirdperson.com.au

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development, and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain, and oncology.  A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe.  U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), TREANDA® (bendamustine hydrochloride) for Injection, FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL® (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally.  Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this announcement may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding the anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.